Exhibit 99.1

FOR IMMEDIATE RELEASE

CONFERENCE CALL DETAILS ON PAGE TWO

AEGERION PHARMACEUTICALS ANNOUNCES

FOURTH-QUARTER AND YEAR-END 2010 FINANCIAL RESULTS

Cambridge, MA, March 2, 2011 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders, announced its financial results and business highlights for the fourth-quarter and year ended December 31, 2010.

Financial Results and Outlook

For the quarter ended December 31, 2010, Aegerion reported a net loss of $12.1 million, or $0.92 per share attributable to common stockholders. For the year ended December 31, 2010, Aegerion reported a net loss of $23.0 million, or $5.07 per share attributable to common stockholders.

Research and development expenses were $4.0 million for the quarter ended December 31, 2010, compared to $2.0 million for the same period in 2009. For the year ended December 31, 2010, research and development expenses were $7.6 million, compared with $7.0 million for the full year 2009. Research and development expenses for both the quarter and the full year were primarily related to the advancement of the Phase III clinical trial for our lead compound, lomitapide.

General and administrative expenses were $2.7 million for the quarter ended December 31, 2010, compared with $0.9 million for the same period in 2009. For the year ended December 31, 2010, general and administrative expenses were $5.9 million, compared with $3.1 million for the full year 2009. This increase was primarily due to increased consulting expenses and outside services relating to late-stage clinical development and public company expenses.

As of December 31, 2010, Aegerion had cash and cash equivalents totaling approximately $44.1 million.

Aegerion expects full-year 2011 cash burn to be between $22.5 and $27.5 million.

This forecast spending level in 2011 anticipates full resourcing to achieve regulatory filing targets in a high quality and timely fashion. Included in this spending level are the one-time pre-clinical and clinical studies necessary to support these filings as well as the near-term pre-commercial resourcing needed to support an optimized launch of lomitapide targeted for 2012.

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Business Update

On February 28, 2011, Aegerion entered into a $25 million debt facility with Hercules Technology Growth Capital, at an initial interest rate of 10.4 percent per annum, with no warrants. Ten million dollars was drawn down at closing with two additional $7.5 million tranches available to be drawn down at the Company’s option during the course of 2011. Amortization of the principal debt will be deferred until 2012.

Management Commentary

Marc D. Beer, Chief Executive Officer commented, “We remain on track for our US and EU regulatory filings for our drug candidate, lomitapide, an oral treatment for a life-threatening rare disease known as homozygous familial hypercholesterolemia, or HoFH. We continue to anticipate filing in 2011 with a goal to have a commercialized product in 2012.”

“We raised $54.6 million in our initial public offering – a great success, but below our original goal of $70 million. As we put our resources in place for the NDA filing, we believe it is prudent to bring on non-dilutive capital, at extremely favorable terms, that provides additional support to the current financial plan and gives us extra comfort to advance clinical programs, including the acceleration of the pediatric indication of lomitapide for HoFH.”

“We have been fortunate to attract some of the highest regarded executives in the field as we continue to build out our management team, with the additions of Martha Carter as Chief Regulatory Officer and Diane Tribble as Chief Scientific Officer, among others. They provide us with the in-house resources we need to complete a thorough NDA submission. We have entered 2011 with great momentum. Given the lack of effective therapeutic options for this patient population, we are keenly focused on our goal of getting lomitapide to HoFH patients.”

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, March 2, 2011 at 8:30 a.m. ET. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (International callers dial (760) 298-5082.) In addition, the conference call will be available through a live audio webcast in the “Investors” section of the Aegerion website, www.aegerion.com. An accompanying slide presentation also can be accessed via the Aegerion website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Aegerion Pharmaceuticals, Inc.

Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR) is an emerging biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat severe lipid disorders. The Company’s lead product, lomitapide, is in Phase III

Aegerion Q410 Earnings Page 3

clinical development. Lomitapide is initially being developed to treat patients with a rare genetic lipid disorder called homozygous familial hypercholesterolemia, or HoFH. The Company also plans to initiate a clinical program for lomitapide to treat patients with a severe genetic form of hypertriglyceridemia called familial chylomicronemia.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Private Securities Litigation Reform Act of 1995, including statements regarding the ongoing development of the Company’s product candidates and the expected timing of regulatory filings. The forward-looking statements in this release do not constitute guarantees of future performance. In addition, investors should note that the Company’s third quarter 2010 financial results, as discussed in this release, are preliminary and unaudited, and subject to further adjustment. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our history of operating losses; our potential need for additional capital to fund operations and develop our product candidates; uncertainties associated with the clinical development and associated regulatory filings of our product candidates, including the risk that our regulatory filings may not be accepted by the applicable regulatory authorities, the risk that our product candidates may not be approved for any indication, or if approved, the risk that the finally approved definition of the targeted patient populations for our product candidates may be narrower than we expect; risks associated with undesirable side effects experienced by some patients in clinical trials for our product candidates; risks associated with our lack of sales and marketing experience; the highly competitive industry in which we operate; risks associated with our intellectual property rights and the extent to which such intellectual property rights protect our product candidates; the risk that third parties may allege that we infringe their intellectual property rights or that we have failed to comply with the provisions of our in-license agreements; risks associated with our reliance on third parties, in particular clinical research organizations and contract manufacturers; risks associated with our ability to recruit, hire and retain qualified personnel; and risks associated with volatility in our stock price as a newly public company. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by the Company, see the disclosure contained in our public filings with the Securities and Exchange Commission, including the Company’s Final Prospectus under the heading “Risk Factors” filed with the SEC in connection with the Company’s initial public offering and available on its investor relations website at http://www.aegerion.com and on the SEC’s website at http://www.sec.gov.

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CONTACT:

Aegerion Pharmaceuticals, Inc.	LaVoie Group, Inc.
Corporate	Investors & Media
Will Lewis, President	Amanda Murphy
+1 (908) 704-1300	+ 1 (978) 745-4200 x107
amurphy@lavoiegroup.com

—Financials Follow—

Aegerion Q410 Earnings Page 5

Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Statements of Operations

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,		Period from February 4, 2005 (inception) To December 31,
	2009	2010	2009	2010	2010

Operating Expenses:
Research and development	$2,016	$4,003	$7,041	$7,629	$49,867
General and administrative	890	2,721	3,075	5,922	24,545

Total operating expenses	2,906	6,724	10,116	13,551	74,412

Loss from operations	(2,906)	(6,724)	(10,116)	(13,551)	(74,412)
Other income (expenses):
Interest expense	(558)	(614)	(2,083)	(2,404)	(6,898)
Interest income	36	55	177	109	2,716
Change in fair value of warrant liability	(44)	1,070	(174)	(416)	(262)

Other than temporary impairment on securities	—	—	—	(30)	(2,466)
Other income, net	—	245	—	245	275

Loss before income taxes	(3,472)	(5,968)	(12,196)	(16,047)	(81,047)
Benefit from income taxes	—	—	—	1,793	1,793

Net loss	(3,472)	(5,968)	(12,196)	(14,254)	(79,254)
Less: Accretion of preferred stock dividends and other deemed dividends	(843)	(6,136)	(3,287)	(8,751)	(23,663)

Net loss attributable to common stockholders	$(4,315)	$(12,104)	$(15,483)	$(23,005)	$(102,917)

Net loss attributable to common stockholders per common share—basic and diluted	$(2.55)	$(0.92)	$(9.35)	$(5.07)

Weighted-average shares outstanding—basic and diluted	1,688,869	13,189,205	1,656,732	4,537,407

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Aegerion Pharmaceuticals, Inc.

(A Development Stage Company)

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2009	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,429	$44,101
Prepaid expenses and other current assets	536	505

Total current assets	1,965	44,606

Property and equipment, net	15	16
Investments in securities	645	1,125
Other assets	25	—

Total assets	$2,650	$45,747

Liabilities and stockholders’ equity (deficiency)
Current liabilities:
Accounts payable	$404	$3,146
Accrued expenses	344	493
Other accrued liabilities	1,427	1,030
Notes payable	5,252	—
Convertible notes	14,843	—
Warrant liability	567	—

Total current liabilities	22,837	4,669

Series A redeemable convertible preferred stock, $.001 par value: 13,000,000 shares authorized, 12,211,604 and 0 shares issued and outstanding at December 31, 2009 and December 31, 2010 (aggregate liquidation preference of $29,868,336 and $0 as of December 31, 2009 and December 31, 2010, respectively)	29,634	—
Series B redeemable convertible preferred stock, $.001 par value: 6,650,000 shares authorized, 3,810,773 and 0 shares issued and outstanding at December 31, 2009 and December 31, 2010 (aggregate liquidation preference of $20,361,729 and $0 as of December 31, 2009 and December 31, 2010, respectively)	20,306	—

Stockholders’ equity (deficiency):
Common stock, $.001 par value: 30,000,000 and 125,000,000 shares authorized at December 31, 2009 and December 31, 2010, respectively; 1,811,886 and 17,745,300 shares issued at December 31, 2009 and December 31, 2010, respectively; 1,708,129 and 17,641,543 shares outstanding at December 31, 2009 and December 31, 2010, respectively	4	17

Additional paid-in capital	648	131,462
Accumulated other comprehensive income	81	591
Deficit accumulated during the development stage	(70,860)	(90,992)

Total stockholders’ equity (deficiency)	(70,127)	41,078

Total liabilities and stockholders’ equity (deficiency)	$2,650	$45,747